Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VCAMPUS CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, VCampus Corporation, a corporation organized and existing under the general corporation law of the state of Delaware, does herby certify and set forth as follows:

1.             The original Certificate of Incorporation of VCampus Corporation was filed with the Secretary of State of Delaware on March 22, 1985, under the name “INTELMACH CORPORATION.”

2.             Resolutions were duly adopted by the Board of Directors of VCampus Corporation setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of VCampus Corporation and declaring such amendment to be advisable and in the best interests of VCampus Corporation and its stockholders.

3.             The amendment to the Certificate of Incorporation to be effected hereby is as follows:

Paragraph A of Article IV shall be deleted in its entirety and replaced with the following new Paragraph A of Article IV:

“A.          Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock.  The total number of shares of stock which the Corporation has authority to issue is Fifty Million One Hundred Seventy-One Thousand Five Hundred Eighty-Six (50,171,586) shares, par value One Cent ($0.01) per share, of which Fifty Million (50,000,000) shares shall be designated “Common Stock,” and One Hundred Seventy-One Thousand Five Hundred Eighty-Six (171,586) shares shall be designated “Preferred Stock.”

4.             Pursuant to the recommendation of the Board of Directors of VCampus Corporation, and in accordance with the General Corporation Law of the State of Delaware, the stockholders of VCampus Corporation duly adopted and approved this Certificate of Amendment.

5.             This Certificate of Amendment will be effective as of the filing date.

IN WITNESS WHEREOF, VCampus Corporation has caused this Certificate of Amendment to be signed by its Chief Financial Officer this 13th day of September 2006.

VCAMPUS CORPORATION

/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer and Secretary